CERTIFICATE OF INCORPORATION
                                       OF
                          AMERICAN CASINOS GROUP, INC.


           The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the General Corporation Law of the State of Delaware"), hereby certifies that:



                                    ARTICLE I

     The  name  of  the  corporation  is  American  Casinos  Group,   Inc.  (the
"Corporation").



                                   ARTICLE II

           The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, suite L-100, City of Dover 19901, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.



                                   ARTICLE III

           The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or thereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.



                                   ARTICLE IV

           The total number of shares of all classes of stock which the Corporation shall have authority to issue is Four Million (4,000,000) shares consisting of Two Million (2,000,000) shares of common stock, par value $0.01 per share (the "Common Stock'), and Two Million (2,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The designation, powers, preferences and relative, participating, optional or other special rights, including voting rights, and qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware.

                                    ARTICLE V

           The name and the mailing address of the incorporator signing this Certificate of Incorporation is as follows:


             Name                               Mailing Address

             Steven W. Sackman                  410 Seventeenth Street
                                                22nd Floor
                                                Denver, Colorado 80202-4437


                                   ARTICLE VI

           The Corporation is to have perpetual existence.


                                   ARTICLE VII

                 The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than 1 director nor more than 10 directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. Directors shall be elected at the annual meeting of stockholders. A director shall hold office until his successor shall be elected and qualified.



                                  ARTICLE VIII

                 The initial Board of Directors shall consist of one member. The name and the mailing address of the person who is to serve as director until the first annual meeting of the stockholders or until his successors be elected and qualified is as follows:



               Name                                Mailing Address

               Andrew Tompkins                     206 North Third Street
                                                   Las Vegas, Nevada 89101



                                   ARTICLE IX

Any or all of the directors of the Corporation may be removed from office at any time, either with or without cause, by the affirmative vote of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding, and entitled to vote.

                                    ARTICLE X

           Elections  of   directors   at  an  annual  or  special   meeting  of
stockholders need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.



                                   ARTICLE XI

           Cumulative voting in the election of directors is not allowed.



                                   ARTICLE XII

           Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors, the President or the stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding, and entitled to vote.



                                  ARTICLE XIII

           The officers of the Corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.



                                   ARTICLE XIV

     A. The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors or officers may be entitled by law. No amendment or repeal of this Section A of
Article XIV shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

     B. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Section B of this Article XIV shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.



     C. In furtherance and not in limitation of the powers conferred by statute:



     (i) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and



     (ii) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.



                                   ARTICLE XV

           In furtherance and not in limitation of the powers conferred by statute, the Board of Directors as expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation.

                                   ARTICLE XVI

           The Corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.



           IN WITNESS WHEREOF, I have executed this Certificate of Incorporation this 12th of February, 1993.





                                        /s/ Steven W. Sackman
                                        Steven W. Sackman, Incorporator

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                       OF
                          AMERICAN CASINOS GROUP, INC.


           It is hereby certified that:

           1.        NAME.                The name of the Corporation
                                          (hereinafter called the "Corporation")
                                          is American Casinos Group, Inc.



           2.        AMENDMENT.           The certificate of incorporation of
                                          the Corporation is hereby amended by
                                          deleting Article IV thereof In its
                                          entirety and by substituting in lieu
                                          thereof the following new Article:



                                   ARTICLE IV

           A.        Capital Stock.

               The total number of shares of all classes of stock which this Corporation shall have authority to issue is Four Million (4,000,000) shares consisting of (1) one Million (1,000,000) shares of Class A common stock, par value $0.001 per share (the "Class A Common Stock");
          (2) One Million (1,000,000) shares of Class B common stock, par value $0.001 per share (the "class B Common Stock") (the Class A and Class B Common Stock collectively are referred to as the "Common Stock") ; and
          (3) Two million (2,000,000) shares of Preferred Stock, par value $25.00 per share (the "Preferred Stock").

           B.        Preferred Stock.

     1. Series A. Out of the Preferred Stock, the Board of Directors is authorized to issue a series of up to 1,800,000 shares of Series A Cumulative Redeemable Preferred Stock (shares of such series being referred to herein as the "Series A Preferred Stock"), with the following voting powers, designation, references and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof;


     a.   Certain Definitions.

          Unless the context otherwise requires, the terms defined In this subparagraph shall have, for all purposes of Section 8 of this Article, the meanings herein specified.


                     Dividend Payment Date.

          The term "Dividend Payment Date" shall have the meaning set forth in subparagraph b(i) below.

                     Dividend Period.

          The term "Dividend Period" shall mean any Quarterly Dividend Period.


                     Gaming Approval.

          The term "Gaming Approval" means all approvals, licenses, findings and other filings necessary under the Gaming Laws.



                     Gaming Authority.

          The term "Gaming Authority" means the Mississippi Gaming Commission, the Executive Director of the Mississippi Gaming Commission, the Colorado Limited Gaming Control Commission, the Director of the Colorado Division of Gaming, and the corresponding governmental authorities with responsibility to interpret and enforce the laws and regulations applicable to gaming in any Gaming Jurisdiction,



                     Gaming Law.

          The term "Gaming Law" means the Mississippi Gaming Control Act, the Colorado Limited Gaming Act of 1991, the regulations promulgated thereunder, any of the corresponding statutes and regulations in each Gaming Jurisdiction.

                     Gaming Jurisdiction.

          The term "Gaming Jurisdiction" means the state of Colorado, State of Mississippi and any other jurisdiction in which the Corporation has a direct or indirect beneficial, legal or voting interest in the applicable jurisdiction, if such entity in which the interest is hold conducts casino gaming and is material to the business of the Corporation taken as a whole. For purposes of the preceding sentence, a jurisdiction will be deemed to be material and a Gaming Jurisdiction if the Corporation has a direct or indirect beneficial, legal or voting interest of ten percent or more in an entity which conducts casino gaming and has a net book value of assets in excess of $1,000,000.00 in the applicable Jurisdiction.

                     Gaming Licenses.

          The term "Gaming Licenses" shall mean every license, franchise, own, lease, operate or otherwise conduct gaming in the States of Colorado, Mississippi and any other State which the Corporation, or its Subsidiaries conducts gaming operations including, without limitation, all such licenses granted under the Colorado Limited Gaming Act, Mississippi Gaming Control Act and other applicable laws and any applicable liquor licenses.

                     Issue Date.

          The term "Issue Date" shall mean with respect to any shares of Series A Preferred Stock the date that any shares of the Series A Preferred Stock are first issued by the Corporation.

                     Junior Stock.

          The term "Junior Stock" shall mean the Corporation's Common Stock and any other class or series of stock of the Corporation which is junior the Series A Preferred Stock with respect to dividend rights to rights on liquidation, dissolution or winding up.

                     Liquidation Preference.

          The term "Liquidation Preference" shall mean $25.00 per share of Series A Preferred stock.

                     Parity Stock.

          The term "Parity Stock" shall mean any class or series of stock of the Corporation authorized after the Issue Date on a parity with the Series A Preferred Stock with respect to dividend rights or rights on liquidation, dissolution or winding up unless specifically designated as Senior Stock or Junior Stock, any series of Preferred Stock or other equity security Authorized after the issue date shall be Parity Stock.

                     Quarterly Dividend Payment.

          The term "Quarterly Dividend Period" shall mean each of the periods commencing on January 1, April 1, July 1 and October 1 in each year and ending on (and including) the day next preceding the first day of the next Quarterly Dividend Period, beginning on the January 1, April 1, July 1 or October 1 immediately following the issuance date of any share of Series A Preferred stock with any period from the Issue Date of any such shares to the first to occur of any January 1, April 1, July 1 or October 1 being part of the first Quarterly Dividend Period.

                     Senior Stock.

          The term "Senior Stock" shall mean any class or series of stock of the Corporation authorized after the Issue Date ranking senior to the Series A Preferred Stock with respect to dividend rights or right on liquidation, dissolution or winding up.

                     Subsidiary.

          The term "Subsidiary" shall mean (i) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors in at the date of determination, directly or indirectly, owned by the Corporation, by a subsidiary of the Corporation, or by the Corporation and one or more subsidiaries of the Corporation, (ii) a partnership in which the Corporation or a subsidiary of the Corporation is, at the date of determination, a general partner, and (iii) any other entity (other than a corporation or a partnership) in which such entity, a subsidiary (as defined in clauses (i) and (ii) of this definition) of such entity or such entity and one or more subsidiaries (as defined in clauses
     (i) and (ii) of this definition) of such entity, directly or indirectly, at the date of determination, has (x) at least a majority ownership interest, or (y) the power to elect or direct the election of a majority of the directors of other governing body of such entity.

     b.   Dividends.

     (i) The holders of the Series A Preferred Stock shall be entitled to receive a dividend per share, for each Dividend Period, in an amount equal to 11.5% of the Liquidation Preference per annum, payable in equal quarterly installments; provided, however that if the Series A Preferred Stock is not redeemed prior to April 1, 2004, thereafter the dividend shall be 18% of the Liquidation Preference per annum. Such dividends may, at the option of the Corporation, be either paid in shares of Series A Preferred Stock valued at the Liquidation Preference or the Corporation may elect to increase the Liquidation Preference of the issued and outstanding Series A Preferred Stock by the amount of the dividend. Such dividends shall be Cumulative from the Issue Date and shall be payable in arrears, when and as declared by the Board of Directors, on January 1, April 1, July 1 and October 1 of each year commencing after the Issue Date of any shares of Series A Preferred Stock (each such date being herein referred to as a "Dividend Payment Date"). Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as their names appear on the shares register of the Corporation on the corresponding Record Date. As used above, the term "Record Date" loans the record date designated by the Board of Directors of the Corporation with respect to the dividend payable.


     (ii) In the event that full dividends are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock and any Parity Stock, and funds available shall be insufficient to permit payment in full to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of dividends shall be distributed among the holders of the Series A Preferred Stock and the Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled and any dividend not distributed to series A Preferred Stock shall cumulate and compound as provided in subparagraph b(iii) below.

     (iii)If, on any Dividend Payment Date, the holders of the series A Preferred Stock shall not have received the full dividends provided for in the other provisions of this paragraph b, then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon during which such dividends, or additional dividends thereon, shall remain unpaid. The amount of such additional dividends shall be calculated on the basis of a 360 day year. The amounts of additional dividends determined in accordance with this subparagraph
          (iii) shall compound on each Dividend Payment Date while the arrearages remain unpaid.

     (iv) So long as any shares of the Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, prepay or otherwise (other than shares of Junior Stock) , nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Corporation or any Subsidiary, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends; to which the holders of the Series A Preferred stock shall have been entitled for all previous Dividend Periods (including any additional dividends payable pursuant to subparagraph b(iii) above) shall have been paid or declared and an sum of money sufficient for the payment thereof set apart. Notwithstanding the foregoing, the Corporation may, at any time, redeem shares of Junior Stock or Parity Stock if: (a)
          such redemption is required by the Gaming Authority, or (b) the ownership of the Junior Stock or Parity Stock will, as evidenced by communications from the Gaming Authority, or the governmental authority in charge of liquor licensing, materially preclude, materially interfere with, materially threaten, materially delay the issuance of, or result in the imposition of materially burdensome terms and conditions on, any liquor or gaming license or other license or permission necessary to the proposed or actual operations of the Corporation or any entity in which the Corporation has a direct or indirect beneficial, legal or voting interest of ten percent (10%) or more and has a net book value of assets in excess of $1,000,000.00.


     c.   Distributions Upon Liquidation, Dissolution or Winding Up.



     (i) In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid the Liquidation Preference of all outstanding shares of the Series A Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any accrued and unpaid dividends thereon (including any additional dividends payable pursuant to subparagraph b(iii) above) to such date, in cash. If such payment shall have been made in full to the holders of the Series A Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior stock, according to their respective shares and priorities.

     (ii) Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph c unless either (a) the sale, conveyance, exchange or transfer of all or substantially all the property or assets of the Corporation or the consolidation or merger of the Corporation results in the holders of Junior stock of the Corporation receiving in exchange for such Junior Stock solely cash or notes, debentures or other evidences of indebtedness or obligations to pay cash or preferred stock of the surviving entity which ranks on a parity with or senior to the Series A-Preferred Stock in liquidation or dividends or (b) such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.



     d.   Redemption by the Corporation.

     (i) The Corporation shall redeem all shares of Series A Preferred Stock outstanding on December 31, 2013. The redemption price shall be the Liquidation Preference, together with all accrued and unpaid dividends through the redemption date.



     (ii) The Corporation may, to the extent the Corporation shall have funds legally available for such payment, at any time or from time to time, redeem in whole or in part, at its option, the Series A Preferred Stock for a price equal to the Liquidation Preference, together with all accrued and unpaid dividends thereon to the redemption date; provided however, that unless such redemption is pursuant to section d(iv) hereof, the Corporation may not redeem any shares of Series A Preferred Stock unless the Corporation shall have paid all dividends on the Series A Preferred Stock through the end of the most recent Quarterly Dividend Period.


     (iii)In the event that fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed (unless such redemption is pursuant to Section d(iv) hereof), the shares of Series A Preferred Stock shall be redeemed pro rata by the Corporation.


     (iv) The Corporation may, at any time, redeem shares of Series A Preferred stock from any holder if (a) such redemption is required by the Gaming Authority, or (b) the ownership of the Series A Preferred Stock will as evidenced by communications from the Gaming Authority, or the governmental authority in charge of liquor licensing, materially precludes, materially interfere with, materially threaten, materially delay the issuance of, or result in the imposition of materially burdensome terms and conditions on, any liquor or gaming license or other license or permission necessary to the proposed or actual operation of the Corporation or any entity in which the Corporation has a direct or indirect beneficial, legal or voting interest of ten percent (10%) or more and has a net book value of assets in excess of $1,000,000.00. The redemption price shall be the Liquidation Preference plus all accrued and unpaid dividends.

          In the event the Corporation shall redeem shares of Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date (unless an earlier time is required by a Gaming Authority pursuant to Section d(iv) above) , to each holder of record of the shares of Series A Preferred Stock (unless such redemption is pursuant to Section d(iv) above, in which case notice need only be given to the holder of the shares of Series A Preferred Stock being redeemed) at such holder's address as the same appears on the stock register of the Corporation; provided however, that no failure to give such notice nor any defect therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to by redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state; (a) the redemption date; (b) the number of shares of Series A Preferred Stock to be redeemed from such holder; (c) the redemption price; (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (e) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date or such earlier time as may be required by a Gaming Authority (unless the Corporation shall default in its obligation to pay the redemption price), dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding.


     e.   Consent of Holders.

     (i) The holders of the issued and outstanding shares of the Series A Preferred Stock shall have no voting rights except as required by law and for the consents required herein.



     (ii) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the written consent of the holders of at least two-thirds of the issued and outstanding shares of Series A Preferred Stock entitled by law to vote, voting as a separate class,
          (a) amend its Certificate of Incorporation or By-laws, if such amendment would change any of the rights, preferences, privileges of or limitations provided for herein; (b) create or authorize or issue or obligate itself to create or authorize or issue any class or classes of Senior Stock or Parity Stock or increase the authorized number of shares of any senior Stock or Parity Stock; or (c) create or authorize or issue or obligate itself to create or authorize or issue any series of Preferred Stock that is Senior Stock or Parity Stock.

     f.   Severability of Provisions.

          If any right, preference, privilege or limitation of the Series A Preferred Stock set forth in this Article is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy (including, but hot limited to, any Gaming Laws) , all other rights, preferences and limitations set forth in this Article which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.


     g.   Status of Reacquired shares.

          Shares of the Series A Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares, of Preferred stock of the Corporation issuable in series undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, other than shares of Series A Preferred Stock.

     2.   Additional Series.

          The designation, powers, preferences and relative, participating, optional or other special rights, including voting rights, and qualifications, limitations or restrictions of any additional series of Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware and as set forth herein.


     C.   Common Stock.

               1.   Voting Rights.

                    Each holder of Class A Common Stock shall be entitled to ten
               (10) votes for each such share of Class A Common Stock; provided however, that with respect to the matters set forth in Article IV, Paragraph C.4 hereof, each share of Class A Common Stock shall be entitled to one (1) vote per share. In all matters presented to the stockholders, including those set forth in
               Article IV, Paragraph C.4 hereof, each share of Class B Common Stock shall be entitled to one vote per share.

               2.   Conversion of Class A Common Stock.

                    Upon the sale, issuance, assignment (whether by operation of law, or otherwise) or other transfer to anyone other than a Permitted Transferee (as hereinafter defined) of any shares of Class A Common Stock, such shares of Class A Common Stock will automatically convert into an equal number of shares of Class B Common Stock. A "Permitted Transferee" is defined as (a) Andrew Tompkins, and (b) any person who acquires record or beneficial ownership of any shares of Class A Common Stock if Andrew Tompkins retains the sole power to vote or direct the vote of such share of Class A Common Stock.

               3.   Voting as a Class.

                    In all  matters  presented  to the  stockholders,  including those set forth in article IV, Paragraph C. 4 hereof, the Class A Common Stock and the Class B Common Stock shall vote together as one class.



               4.   Supermajority Vote.

                    The following  matters  Shall require the favorable  vote by the stockholders holding at least seventy-five percent (75%) of the then issued and outstanding shares of Common Stock (Class A and Class B) entitled to vote thereon: (a) the merger or consolidation of the Corporation or any of its subsidiaries with any other entity (except in connection with a merger consummated for the sole purpose of changing the jurisdiction of organization of the Corporation or any of its subsidiaries); (b) a sale of all or substantially all of the Corporation's assets taken as a whole; (c) the issuance of any additional shares of common stock (whether Class A or Class B) ; (d) voluntary commencement of a bankruptcy proceeding with the Corporation or any of its subsidiaries as a debtor or any assignment for the benefit of creditors of the Corporation or any of its subsidiaries or (e) any amendments to the Certificate of Incorporation of the Corporation or its subsidiaries, American Casinos, Inc., or the Stockholders' Agreement among the Corporation, Andrew Tompkins. and those certain Shareholders identified therein, as the same may be amended (except to the extent that the Stockholders Agreement requires a greater favorable vote to be so amended).


               3.   ADOPTION.

               This amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.




           Signed and attested to on March 30, 1993.

                                          /s/Andrew Tompkins
                                          Andrew Tompkins, President

           Attest:

           /s/Andrew Tompkins
           Andrew Tompkins, Secretary

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                       OF
                          AMERICAN CASINOS GROUP, INC.



         It is hereby certified that:

         1.  The  Corporation   (hereinafter   called  the   "Corporation")  was
originally incorporated in the State of Delaware on February 16, 1993 under the name American Casinos Group, Inc.



         2. This Certificate of Amendment of Certificate of Incorporation was duly adopted by the Sole Director and Stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.



         3. Article I of the Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation from "American Casinos Group, Inc." to "Lady Luck Gaming Corporation," such Article I to be amended to read in its entirety as follows:



                                   "Article I

     The  name  of  the  Corporation  is  Lady  Luck   Gaming   Corporation (the
 "Corporation")."



         4. Article IV, Paragraph A of the Certificate of Incorporation of the Corporation is hereby amended to (i) change the designation of the Class A Common Stock to "Class B Common Stock" and the designation of the Class B Common Stock to "Class A Common Stock;" (ii) (a) increase the total number of authorized shares of all classes of stock of the Corporation from Four Million (4,000,000) shares to Seventy-Nine Million (79,000,000) shares, (b) increase the number of authorized shares of Class A Common Stock (after giving effect to the change in designation) from One Million (1,000,000) shares to Sixty Million (60,000,000) shares, (c) increase the number of authorized shares of Class B Common Stock (after giving effect to the change in designation) from One Million (1,000,000) shares to Fifteen Million (15,000,000) shares and (d) increase the number of authorized shares of Preferred Stock, par value $25.00 per share, from Two Million (2,000,000) shares to Four Million (4,000,000) shares; and (iii) add a new subparagraph 1 relating to the optional redemption of Common Stock by the Corporation for gaming purposes, such Article IV, Paragraph A to be amended to read in its entirety as follows:

                                   "ARTICLE IV

A. Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is seventy-Nine Million (79,000,000) shares consisting of (1) Sixty Million (60,000,000) shares of Class A common stock, par value $0.001 per share (the "Class A Common Stock"); (2) Fifteen Million (15,000,000) shares of Class B common stock, par value $0.001 per share (the "Class B Common Stock") (the Class A and Class B Common Stock collectively are referred to as the "Common Stock") ; and (3) Four Million (4,000,000) shares of Preferred Stock, par value $25.00 per share (the "Preferred Stock").

     1.   Redemption

     (a) Subject to the limitations set forth below, the Corporation shall have the right to redeem any shares of Common Stock ("Shares"), at the fair market value thereof as determined pursuant to Subsection (d) below (the "Redemption Price"), at any time if; (i) such redemption is required by a Gaming Authority (as defined below) ; or (ii) the ownership of the Shares by the holder of such Shares will, in the Corporation's judgment and as evidenced by written communications from any Gaming Authority or the governmental authority in charge of liquor licensing, materially preclude, materially interfere with, materially threaten, delay the issuance of, or result in the imposition of materially burdensome terms and conditions on, any liquor, gaming or other license or permission necessary to the proposed or actual operations of the Corporation, or any entity in which the Corporation has a direct or indirect beneficial, legal or voting interest of ten percent (10%) or more and has a net book value of assets in excess of One Million Dollars ($1,000,000).



     (b) The right of redemption set forth in subsection (a) above shall be exercisable upon not less than ninety (90) days (or such lesser amount as required by law) and not more than one hundred and twenty (120) days prior written notice (the "Redemption Notice") sent by first-class U.S. mail, postage prepaid, certified or registered mail, return receipt requested, to the holder of such Shares at its address as the same shall appear on the share register of the Corporation. Except as provided in subsection (c) below, on and after the date of the mailing of such notice, all rights of the holder of such Shares in the Shares, except the right to receive the Redemption Price, shall cease and terminate. On or before the redemption date fixed as aforesaid, the holder of such Shares shall deliver to the Corporation the certificates for the Shares. Such certificates, if required, shall be properly stamped for transfer and accompanied by proper instruments of assignment and transfer duly executed in blank, with all signatures appropriately guaranteed by a national bank or a firm which is a member of the New York Stock Exchange, Inc. If the holder of such Shares shall fail to tender its Shares as provided in this subsection, the Corporation shall have the right to cancel such Shares upon its books and, upon receipt of a reasonable and customary indemnity, pay to the holder of such Shares the Redemption Price for such Shares. The shares so canceled shall for all purposes be considered to have been redeemed as provide herein. The Redemption Proceeds shall be paid on the date fixed as the redemption date by the Corporation.

     (c) Subject to compliance with all Gaming Laws (as defined below), up to the date fixed in the Redemption Notice as the date of redemption, the holder of such Shares receiving the Redemption Notice may transfer the Shares to an unaffiliated third party, provided that such person will not, in the reasonable discretion of the Corporation, result in the Corporation exercising its right of redemption set forth in this Section with respect to such third party.



     (d) For the purposes of calculating the Redemption Price, the fair market value per share of Common Stock on any day shall be the average of the daily closing prices of such Common Stock for the 20 consecutive trading days immediately preceding the redemption date or the closing price of such Common Stock on the day immediately preceding the redemption date, whichever is higher. The closing price for each day shall be the last reported sale price, regular way, or in case no such reported sale takes place on such date, the average of the last reported bid and asked prices, regular way, in either case on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any national securities exchange, the closing price of such Common stock, or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system, or if such Common stock is not listed or quoted on NASDAQ or any comparable system, the closing sale price, or in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any member of the National Association of Securities Dealers, Inc., selected from time to time by the Corporation for that purpose, or if no such closing bid and asked prices are furnished, the fair market value of the Common Stock as determined by the Corporation's Board of Directors in good faith after consulting with a nationally recognized investment banking firm."

     5. Article IV, Paragraph C is hereby amended to change the designation of the Class A Common Stock to "Class B Common Stock" and the designation of the Class B Common Stock to "Class A Common Stock" and delete each of subparagraphs 1(c) and (d) thereto, such Article IV, Paragraph C to be amended to read in its entirety as follows:

     "C.  Common Stock.

               1.   Voting Rights.

                    Each holder of Class B Common Stock shall be entitled to ten
               (10) votes for each such share of Class B Common Stock; provided however, that with respect to the matters set forth in Article IV, Paragraph C.4 hereof, each share of Class B Common Stock shall be entitled to one (1) vote per share. In all matters presented to the stockholders, including those set forth in
               Article IV, Paragraph C. 4 hereof, each share of Class A Common Stock shall be entitled to one vote per share.

               2.   Conversion of Class B Common Stock

                    Upon the sale, issuance, assignment (whether by operation of law or otherwise) or other transfer to anyone other than a Permitted Transferee (as hereinafter defined) of any shares of Class B common Stock, such shares of Class B Common Stock will automatically convert into an equal number of shares of Class B Common Stock. A "Permitted Transferee" is defined as (a) Andrew Tompkins, and (b) any person who acquires record or beneficial ownership of any shares of Class B Common Stock if Andrew Tompkins retains the sole power to vote or direct the vote of such share of Class B Common Stock.

               3.   Voting as a Class.

                    In all  matters  presented  to the  stockholders,  including those set forth in Article IV, Paragraph C.4 hereof, the Class A Common Stock and the Class B Common Stock shall vote together as one class.

               4.   Supermajority Vote.

                    The following  matters  shall require the favorable  vote by the stockholders holding at least seventy-five percent (75%) of the then issued and outstanding shares of Common Stock (Class A and Class B) entitled to vote thereon: (a) the merger or consolidation of the Corporation or any of its subsidiaries with any other entity (except in connection with a merger consummated for the sole purpose of changing the jurisdiction of organization of the Corporation or any of its subsidiaries) ; (b) a sale of all or substantially all of the Corporation's assets taken as a whole; or (c) any amendments to the Certificate of Incorporation of the Corporation."

           6. In accordance with the provisions of Section 103 (d) of the General Corporation Law of the State of Delaware, Certificate of Amendment of Certificate of Incorporation shall become effective upon its filing date

           IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed in its name and attested by its duly authorized officer, this 2nd day of June, 1993.


                                      AMERICAN CASINOS GROUP, INC.

                                      /s/Andrew Tompkins
                                      Andrew Tompkins,
                                          Chief Executive Officer
ATTEST:

/s/Andrew Tompkins
Andrew Tompkins,
Secretary

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                       OF
                          LADY LUCK GAMING CORPORATION



         It is hereby certified that:

     1. The Corporation (hereinafter called the "Corporation") was originally incorporated in the State of Delaware on February 16, 1993 under the name American Casinos Group, Inc.


     2. This Certificate of Amendment of Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.



     3. Article VII of the Certificate of Incorporation is hereby amended to, among other things, provide that the Board of Directors of the Corporation shall consist of not less than three directors and shall be divided into three classes, with the term of office of those of the first class to expire at the 1994 annual meeting of stockholders, of the second class at the 1995 annual meeting of stockholders, of the third class at the 1996 annual meeting of stockholders, and at each annual election held after such classification and election, directors shall be chosen for a full term, as the case may be, to succeed those whose terms expire, in accordance with Section 141(d) of the GCL,
          Article VII to be amended to read in its entirety as follows:



                                  "ARTICLE VII

               The business and affairs of the Corporation shall be managed or under the direction of the Board of Directors consisting of not less than one director nor more than ten directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. If there are two or fewer directors, there will be only one class of directors who will serve for a term of one year. So long as there are more than two directors, the directors shall be divided into three classes, designated class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 1994 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 1995 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 1996 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1994, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.



               Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article IV, Paragraph B applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VII unless expressly provided by such terms."



     4. Article IV, Paragraph A of the Certificate of Incorporation is hereby amended to adjust the capitalization of the Company for only one class of stock, such Article IV, Paragraph A to be amended to read in its entirety as follows:

               "A.  Capital Stock.

                    The total number of shares of all classes of stock which the
               Corporation shall have the authority to issue is Seventy-Nine Million (79,000,000) shares consisting of (1) Seventy-Five Million (75,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"); and (2) Four Million (4,000,000)
               shares of Preferred Stock, par value $25 per share (the "Preferred Stock")."



     5. Article IV, Paragraph C of the Certificate of Incorporation is hereby amended to adjust for the change in capitalization of the Corporation to one class of Common Stock, such Article IV, Paragraph C to be amended to read in its entirety as follows:


         "C.  Common Stock.

               1.   Conversion.

                    Each share of Class A Common  Stock and Class B Common Stock outstanding on the date hereof shall, upon the filing of this amendment, be automatically converted into one share of Common Stock.

               2.   Voting Rights.

                    In all matters presented to the stockholders,  each share of
               Common Stock shall be entitled to one vote per share.

               3.   Supermajority Vote.

                    The following  matters shall require the favorable  vote, by the stockholders holding at least seventy-five percent (75%) of the then issued and outstanding shares of Common Stock entitled to vote thereon: (a) the merger or consolidation of the Corporation or any of its subsidiaries with any other entity (except in connection with a merger consummated for the sole purpose of changing the jurisdiction of organization of the Corporation) or any of its subsidiaries; (b) a sale of all or substantially all of the Corporation's assets taken as a whole; or (c) any amendments to the Certificate of Incorporation of the Corporation."

     6. Article XII of the Certificate of Incorporation is hereby amended to eliminate the right of the holders of a majority of the Common Stock to call a Special Meeting of Stockholders, such Article XII to be amended to read in its entirety as follows:



                                  "ARTICLE XII

               Special meetings of the stockholders for any purpose, or purposes, unless otherwise prescribed by statute, may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors."


     7. A new Article XVII is added to the Certificate of Incorporation to read in its entirety as follows:



                 Article XVII. No action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent of less than all the stockholders without a meeting of such stockholders.



     8. In accordance with the provisions of Section 103(d) of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation shall become effective upon its filing date.



         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed in its name and attested by its duly authorized officers, this 29th day of September, 1993.



                                  LADY LUCK GAMING CORPORATION

                                  /s/Andrew Tompkins
                                  Andrew Tompkins,
                                      Chief Executive Officer

ATEST:

/s/Rory J. Reid
Rory J. Reid,
    Secretary

          CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                         OF LADY LUCK GAMING CORPORATION


         Lady  Luck  Gaming  Corporation  (the  "Corporation"),   a  corporation
organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         1. That the Board of Directors of the Corporation, acting in accordance with Section 242 of the General Corporation Law of the State of Delaware, approved a resolution recommending to the stockholders of the Corporation that the Certificate of Incorporation of the Corporation be amended in the following respects:

         2. Article IV, Paragraph A of the Corporation's Certificate of Incorporation is hereby amended to increase the par value of the Common Stock from $0.001 per share to $0.006 per share in order to effectuate a one-for-six reverse stock split, such Article IV, Paragraph A (excluding subparagraph 1) to be amended to read in its entirety as follows:

     "A.  Capital Stock.

          The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seventy-Nine Million (79,000,000) shares consisting of (1) Seventy-Five Million (75,000,000) shares of Common Stock, par value $0.006 per share (the "Common Stock"); and (2) Four Million (4,000,000) shares of Preferred Stock, par value $25.00 per share (the "Preferred Stock").

          Upon the foregoing becoming effective pursuant to the General Corporation Law of the State of Delaware, the Corporation shall effect a one-for-six reverse stock split (the "Reverse Stock Split") pursuant to which every six (6) shares of the Corporation's Common Stock, par value of $0.001 per share (the "Old Common Shares"), outstanding on the effective date of this Article IV, Paragraph A will be exchanged for one new share of the Corporation's Common Stock, par value $0.006 per share (the "New Common Shares").

          Stockholders  whose Old Common Shares are not evenly  divisible by six
     (6) will receive from American Security Transfer & Trust Inc., the Company's exchange agent for the Reverse Stock Split, a cash payment in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by such exchange agent, on behalf of all such holders, of the aggregate fractional shares of New Common Shares for the fractional New Common Share that such stockholder would be otherwise entitled to receive as a result of the Reverse Stock Split."

         3. That said resolutions were duly approved by the stockholders of the Corporation at the annual meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


IN  WITNESS  WHEREOF,  this  Certificate  of  Amendment  to the  Certificate  of
Incorporation of the Corporation has been executed by the undersigned, who affirm that, under penalties of perjury, this instrument is the act of the Corporation and the facts stated herein are true, this fourth day of June, 1998.


                                     LADY LUCK GAMING CORPORATION


                                     /s/Andrew Tompkins
                                     Andrew Tompkins,
                                         Chairman and Chief Executive Officer

                                     /s/Rory J. Reid
                                     Rory J. Reid,
                                         Secretary and General Counsel